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                                   EXHIBIT 3-2
                                FILE NO. 70-9549


                      [LETTERHEAD OF IOWA UTILITIES BOARD]

June 15, 1998

Securities and Exchange
450 Fifth Street, N.W.
Washington DC 20549
Commission

Dear Commission Members:

The Iowa Utilities Board has been advised UtiliCorp United Inc. (UtiliCorp), doing business in the State of Iowa as a public utility through its operating division, Peoples Natural Gas, either itself or through a subsidiary or other entity in which UtiliCorp holds an ownership interest, may obtain an interest in one or more natural gas businesses located in the state of Victoria, Australia, This letter is submitted pursuant to the requirements of Section 33(a)(2) of the Public Utility Act of 1935, as amended (the Act).

The Iowa Utilities Board hereby certifies to you that it has the authority and resources to protect ratepayers subject to its jurisdiction with respect to this acquisition, and that it intends to exercise its authority.

The Iowa Utilities Board has jurisdiction over the retail natural gas rates of Peoples Natural Gas in the state of Iowa, which is a public utility company as such term is defined in the Act.

Sincerely,


/s/ Allan T. Thoms

Allan T. Thoms
Chairman